Exhibit 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated January 23, 2004 accompanying the consolidated financial statements included in the Annual Report of Flag Financial Corporation on Form 10-K for the year ended December 31, 2003. We hereby consent to the incorporation by reference of said report in the Registration Statement of Flag Financial Corporation on Form S-8, effective April 25, 1994, and as amended by Amendment No. 1 thereto, effective July 25, 2000 (File No. 33-78230) and in the Registration Statement of Flag Financial Corporation on Form S-3 (File No. 333-59497).

PORTER KEADLE MOORE, LLP

/s/ Porter Keadle Moore, LLP

Atlanta, Georgia
March 12, 2004